EXHIBIT 10(cc)

AGREEMENT FOR RELEASE AND WAIVER OF CLAIMS

Between

HANDLEMAN COMPANY AND ROBERT SAUSA

THIS AGREEMENT FOR RELEASE AND WAIVER OF CLAIMS (“Agreement”) is entered into as of this 1st day of January 2005, by and between Handleman Company (“Handleman”) and Robert Sausa (“Sausa”). The parties agree:

1.	Sausa’s employment with Handleman terminated on December 31, 2004 (the “Termination Date”) as a result of his voluntary resignation with the consent of Handleman.

a.	As a result of the voluntary resignation with the consent of Handleman:

i.	Commencing January 1, 2005, Sausa shall be paid biweekly payments of $10,000.00 (less deductions for local, state and federal taxes and as otherwise required by law and/or authorized by Sausa), through September 30, 2005.

ii.	In June of 2005, Sausa will receive a bonus equivalent to that he would have received under Handleman’s Management Incentive Plan, based on results for fiscal 2005 and his Target Incentive Award Percentage, which was established at 40%, in accordance with the plan terms as if Sausa were employed and working for all the months of the applicable fiscal period. Sausa’s annual salary as of September of 2004 will be used in the calculation of the bonus. The Corporate measure that is applied to calculate the bonus will be the same that is applied to all other plan participants in his classification. The Strategic Scorecard Objectives related to Sausa’s bonus calculation under the plan will be awarded at the Target level. Handleman will provide Sausa a completed award calculation worksheet at the time of payment. This bonus will be paid in a lump sum payment at the end of the Plan’s fiscal year.

iii.	Sausa will be eligible to receive the equivalent of his Performance Share payout in June 2005, based on free cash flow results for fiscal years 2003 through 2005, as if Sausa were employed and working for all the months of the applicable fiscal year in accordance with the plan terms. The share payout will not be pro-rated for months not worked.

iv.	Handleman shall pay on Sausa’s behalf any premium applicable to the continuation of Sausa’s family’s health benefit coverage under COBRA, through September 30, 2005.

v.	Commencing January 1, 2005, Sausa shall be paid an automobile allowance of $831.00 per month for three (3) months.

CONFIDENTIAL

HANDLEMAN/SAUSA AGREEMENT

vi.	Sausa will be eligible to continue to receive the services of AYCO financial planning until his 2004 income taxes are filed or April 30, 2005, whichever comes first. After the earlier of the date of filing or April 30, 2005, deductions for this service will not be taken from Sausa’s severance.

vii.	Sausa will be provided, at Handleman’s expense, three (3) months of outplacement services as arranged by Handleman. If after three (3) months, Sausa has not secured employment and continues to make use of the outplacement services, Handleman will continue the outplacement service for up to three (3) additional months.

viii.	Sausa shall be paid his accrued and unused vacation as of December 31, 2004, which equates to 108 hours of pay. Additionally, Sausa shall be paid for the vacation hours he would have become eligible for in 2005, which equates to 120 hours of pay. Payment of this vacation pay will be made within 5 business days following the expiration of the revocation period in paragraph 9(c).

ix.	In response to inquiries for employment reference, Stephen Strome will execute a letter on Handleman letterhead in the form attached as Exhibit A.

b.	Sausa’s employment was voluntarily terminated with Handleman’s consent and for the purposes of all benefits plans or agreements in which Sausa was a participant, he shall be considered to have voluntary resigned with Handleman’s consent.

c.	Except as specifically provided in subparagraphs (a) and (b) above, and except for those benefits in which he is vested, including, but not limited to, the Handleman Company 1998 and 2001 Stock Option and Incentive Plan and Stock Option Agreements dated December 6, 1999, June 14, 2000, June 13, 2001, June 4, 2002 and June 10, 2003, the Handleman Company Pension Plan, the Supplemental Executive Retirement Plan, the Handleman Company Salary Deferral and Stock Plan, and Company sponsored 401-k Plan, Sausa shall receive no pay or benefits and shall for no purpose be considered an employee of Handleman after December 31, 2004.

2.

In return for the consideration set forth above, which Sausa acknowledges as being adequate, Sausa hereby unconditionally releases Handleman and all Handleman’s parent, subsidiaries, divisions, as well as all employees, agents, officers, directors, successors and assigns of each (collectively referred to herein as “Releasees”) from, and hereby waives, ANY AND ALL causes of action, claims and demands that Sausa ever had or now has against any of them, including but not limited to any and all claims relating to Sausa’s employment with Handleman and the termination of such employment (including severance pay, vacation pay, and all other forms of pay and benefits), and specifically including any and all claims arising under or in connection with the Age Discrimination in Employment Act of 1967 and 1990; the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964; the Americans with

CONFIDENTIAL

HANDLEMAN/SAUSA AGREEMENT

Disabilities Act; the Elliott-Larsen Civil Rights Act; the Michigan Persons With Disabilities Civil Rights Act; the Michigan Whistleblowers Act; fair employment practice laws of the State of Michigan; any amendments to such statutes; all other federal, state or local laws; the common law of the State of Michigan and any actions based upon tort, breach of contract, and defamation. Sausa understands and agrees that this is a total and complete release and waiver by Sausa of all claims that Sausa has against Releasees as of the date Sausa executes this Agreement, whether known or not known by Sausa at that time, except for those benefits set forth above in 1(a) and (b) and Sausa’s vested benefits, including those set forth in paragraph 1(c).

3.	By entering into this Agreement, Handleman admits no wrongdoing in any respect in its treatment of Sausa.

4.	Sausa agrees he will not disclose the existence or any of the terms of this Agreement to any other person except his counsel and immediate family, tax advisor, any prospective employer or any new employer. Sausa further agrees he will not disclose to any other person, or himself, use any trade secret or confidential information (as defined below) of Handleman.

5.	Sausa shall not at any time, on or after the date of this Agreement, disseminate, disclose, use, communicate or otherwise appropriate, either directly or indirectly, through any individual, person or entity, any Confidential Information and Sausa shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of Handleman. Sausa acknowledges that the Confidential Information is valuable, special, proprietary and unique to Handleman, that Handleman’s business depends on such Confidential Information, and that Handleman wished to protect such Confidential Information by keeping it secret and for the sole use and benefit of Handleman. Sausa shall take all steps necessary and all steps reasonably requested by Handleman to ensure that all such Confidential Information is kept secret and confidential for the sole use and benefit of Handleman. All records and other materials pertaining to the Confidential Information, whether or not developed by Sausa, shall be and remain the exclusive property of Handleman. Sausa has delivered to Handleman all materials concerning any Confidential Information and all copies of such materials and any other materials of Handleman that are in Sausa’s possession or under Sausa’s control and Sausa shall not make or retain any copies or extracts of such materials.

For purposes of this Agreement, Confidential Information means and includes all information known or used by Handleman in Handleman’s business and/or developed by or for Handleman by any person, including Sausa, which is not otherwise explicitly, consciously, properly, legally and generally known in any industry in which Handleman is or may become engaged. Confidential information does not include general skills and general knowledge of any industry obtained by reason of Sausa’s association with Handleman.

Confidential Information specifically includes, but is not limited to, such information concerning plans, marketing, sales and inventory methods, materials, processes, procedures, devices used by Handleman, business forms, prices, suppliers, retail merchants with which Handleman deals, organizations or other entities or persons associated with such retail

CONFIDENTIAL

HANDLEMAN/SAUSA AGREEMENT

merchants, contractors, representatives and customers of Handleman, plans for the development of new products and services and expansion into new areas or markets, internal operations and any variations, purchasing policies, bidding practices or procedures, pricing policies, customer identities and lists, trade secrets, proprietary or confidential information of any type, together with all written, graphic and other materials relating to all or any part of the same.

6.	Prior to one (1) year from the date of this Agreement, Sausa shall not, directly or indirectly, himself or through or for any person or entity wherever located:

a.	Solicit, attempt to hire or hire any person who is then employed by, is a consultant to, or is an agent of, Handleman or who was within the prior four months employed by, a consultant to, or an agent of, Handleman.

b.	Encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any such employee, consultant or agent to alter or to terminate his/her employment, consultation or agency with Handleman.

c.	Anywhere Handleman does business, solicit any Handleman Customer (as defined below) to supply products or perform services of a similar nature to those products provided or services performed by Handleman. For purposes of this Paragraph, the term “Handleman Customer” means any person or entity with whom Sausa has been involved or in contact with since becoming employed by Handleman, directly or indirectly, and to or for whom Handleman since such date (i) provided products or performed services, or entered into an Agreement for the providing of products or performances of services, or (ii) submitted a bid for, or otherwise negotiated for, the providing of products or the performing of services.

7.	Prior to one (1) year from the date of this Agreement, Sausa shall not either directly or indirectly, himself or through or for any individual, person or entity wherever located:

a.	Engage in any activities, perform any services or conduct any businesses that are competitive with any business of Handleman, or

b.	Be engaged by, employed by, consult with, own any capital stock of, or have any financial interest of any kind in, any individual, person or entity wherever located, which conducts a business that is competitive with any business of Handleman during the term of this Agreement. Notwithstanding the foregoing, Sausa may own, for investment purposes only, up to five percent (5%) of the stock of any publicly traded entity whose stock is either listed on a national stock exchange or on the NASDAQ National Market System (if Sausa is not otherwise affiliated with such entity).

CONFIDENTIAL

HANDLEMAN/SAUSA AGREEMENT

Anything to the contrary herein notwithstanding, Sausa shall not be precluded from becoming employed by or otherwise performing services for an entity engaged in the business of music distribution, so long as said entity is not competitive with any business of Handleman. If any such entity becomes competitive to Handleman (but not if Handleman becomes competitive with such entity) prior to one (1) year from the date of this Agreement, Sausa shall immediately notify Handleman in writing that the entity has become competitive and Sausa shall also confirm in said writing that he will not in any manner, directly participate in or contribute to any activities of said entity that are competitive with Handleman.

8.	Sausa acknowledges and agrees that the covenants and undertakings contained in this Agreement relate to matters that are of special, unique and extraordinary character and that a violation of any of the terms of this Agreement will cause irreparable injury to Handleman and Handleman’s business, and that the amount of such injury will be difficult, if not impossible, to estimate or determine and cannot be adequately compensated by monetary damages. Therefore, Sausa acknowledges that Handleman shall be entitled, in addition to all other rights and remedies available under applicable law, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any such terms by Sausa and by such other persons as the court shall order.

9.	Sausa also acknowledges and understands that:

a.	He has been encouraged to consult an attorney prior to signing this Agreement.

b.	He has been given twenty-one (21) days to consider and sign this Agreement; and

c.	He may revoke this Agreement within seven (7) days of signing it (the “Revocation Period”), provided that he does so in writing and sends notice of his revocation to Handleman via facsimile transmission on or before the expiration of the Revocation Period.

d.	This Agreement will not become enforceable until the Revocation Period has expired.

10.	This Agreement is freely and voluntarily entered into by Sausa without any duress or coercion and after Sausa has had an opportunity to consult with counsel and has carefully and completely read all of the terms and provisions of this Agreement.

11.	This Agreement constitutes the entire agreement between the parties on the subjects hereof, supersedes any prior agreements between the parties except as referred to or incorporated in this Agreement and cannot be amended except in writing executed by both parties.

CONFIDENTIAL

HANDLEMAN/SAUSA AGREEMENT

THIS IS AN AGREEMENT FOR RELEASE AND WAIVER OF CLAIMS INCLUDING BUT NOT LIMITED TO ANY CLAIMS PRESENTLY EXISTING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

Handleman Company

By:	Mark Albrecht
Its:	Senior VP-Human Resources & Organ. Dev.
Date:	February 2, 2005

/s/ Robert Sausa
Robert Sausa

DATE:	January 27, 2005

CONFIDENTIAL